U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 27, 2008


                             Tilden Associates, Inc.
             (Exact name of registrant as specified in its charter)


          Delaware                000-1027484              11-3343019
(State or other jurisdiction      (Commission            (IRS Employer
      of incorporation)           File Number)        Identification Number)


                        300 Hempstead Turnpike, Suite 110
                         West Hempstead, New York 11552
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (516) 746-7911


          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

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Item 1.01   Entry Into a Material Definitive Agreement.

On March 27, 2008, Tilden Associates, Inc. (the "Company") entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Extreme Mobile Coatings, Inc. ("Extreme"), Extreme Acquisition Company, Inc. ("Acquisition Sub") and TFB Acquisition Company, LLC ("TFB"). The Merger Agreement contemplates the Company's acquisition of Extreme by way of a merger (the "Merger") of Acquisition Sub, a recently formed, wholly-owned subsidiary of the Company, with and into Extreme. Under the terms of the Merger Agreement, the existing shareholders of Extreme will be issued approximately 9,355,000 unregistered shares (the "Shares") of the Company's common stock after giving effect to a proposed 1-for-17 reverse split of the Company's Common Stock, and Extreme Mobile Coatings will become a wholly owned subsidiary of the Company. The Shares will represent approximately 94% of the Company's outstanding common stock, on a fully diluted basis, after the completion of the Merger.

Extreme, based in Nicholasville, Kentucky, was formed in February 2007 to (i) offer franchises to operate a mobile business which provides painting or coatings on various surfaces utilizing a special patented system and powders developed by Xiom Corp. and (ii) operate a mobile coating business in Kentucky. Extreme is in its initial stage of operations and has not generated any revenues to date.

The Merger Agreement provides that at the effective time of the Merger, the assets used by the Company to conduct its existing business of selling automotive franchises and administering and supporting full service automotive repair centers, will be sold to TFB, a newly formed company controlled by Robert Baskind, the chairman of the board, chief executive officer and president of the Company. The purchase price for such assets will consist of (i) the assumption of substantially all of the Company's liabilities, (ii) the release of the Company by Mr. Baskind from all existing and future claims, liabilities and obligations under his employment agreement with the Company, including payments required upon a change of control, and (iii) the surrender of 75,000 shares of the Company's common stock (giving effect to the reverse stock split) for cancellation. As a result of the Merger and the disposition of the Company's existing business to TFB, the business of Extreme will represent the Company's sole line of business after the closing of the transactions contemplated by the Merger Agreement.

In connection with the consummation of the transactions contemplated by the Merger Agreement, the directors and officers of the Company will be replaced by designees of Extreme.

The closing of the transactions contemplated by the Merger Agreement is scheduled to take place within five days after the date when each of the conditions to closing set forth in the Merger Agreement have been fulfilled (or waived by the party entitled to waive such condition), including, among others, the approval of such transactions by the stockholders of the Company. No assurance can be given that the stockholders of the Company will approve the transactions or that the transactions will be consummated.

The Merger Agreement has been filed as an exhibit to this Current Report on Form 8-K and the description of the Merger Agreement set forth above is qualified in its entirety by reference to such exhibit.

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

Item 9.01   Financial Statements and Exhibits.

(c)      Exhibits.

         Exhibit
         Number      Description
         ------      -----------

         10.1 Agreement and Plan of Merger and Reorganization, dated as of March 27, 2008, among Tilden Associates, Inc., Extreme Acquisition Company, Extreme Mobile Coatings, Inc. and TFB Acquisition Company, LLC.



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

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  March 27, 2008                 Tilden Associates, Inc.

                                       By: /s/ Robert Baskind
                                           ------------------------------------
                                           Robert Baskind, President



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